Exhibit 10.6.6

(Originally filed as Exhibit 10.8.6 to Form 10, File No. 0-50706)

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

WORLDCOMSM INTERNET DEDICATED T3 PRICE-PROTECTED AGREEMENT

Service(1)	Monthly Fee	Start-up Charge(2)
☒ 45 Mbps Port – T3 Price-Protected	***	***
☐ Shadow T3(3)	***	***

Prices above are for service in the contiguous United States and do not include any telco line charges, equipment costs, or network applications fees.(4)

Discounted Equipment(5)

Equipment may be purchased pursuant to the WorldCom Discounted Equipment Agreement.

Term Commitment(6)

☐	Minimum 1-year Term Commitment required.	☐2-year Term (10% discount)	☒ 3-year Term (discount) SOB 7/25/01, WDM 7/26/01

Payment

☐            If a Purchase Order is required, return the PO with this form and provide PO#:

Billing Preference

☒	Bill my existing account number ***	☐ Bill to a new account number

Please sign this Agreement on the reverse.

GENERAL TERMS AND CONDITIONS

(1)   While Customer can resell Internet connectivity, Customer cannot resell the service in its entirety to another person or entity without the express prior written consent of WorldCom. If Customer resells Internet connectivity to end users, Customer is responsible for: (i) providing the first point of contact for and user support inquiries; (ii) providing software fulfillment to end users; (iii) running its own primary and secondary domain name service (“DNS”) for end users: (iv) registering end users’ domain names; (v) using BGP routing to the WorldCom Network, if requested by WorldCom; (vi) collecting route additions and changes, and providing them to WorldCom; and (vii) registering with the appropriate agency all IP addresses provided by WorldCom to Customer that are allocated to end users.

(2)   To ensure proper installation, WorldCom will order all telco lines. A *** surcharge applies to Customer-ordered lines. Installation may be scheduled between the hours of 8AM and 7PM ET Monday through Friday (excluding holidays). If Customer requires installation outside of these hours WorldCom will charge an additional *** fee.

(3)   Shadow T3 service is available only if Customer orders primary T3 service from WorldCom. The Term of Shadow T3 service will be the same as the Term of Customer’s primary T3 connection. Shadow T3 service requires that the Shadow T3 connection not exceed a 500 Kbps sustained use level (95th percentile traffic sampling rate) while the primary T3 connection is available. If the 500 Kbps sustained use level is exceeded at any time while the primary T3 connection is available, WorldCom will bill Customer an excess usage charge of WorldCom’s standard Monthly Fee for T3 Burstable service for that sustained use level. Customer will be billed at these rates until the sustained use of the Shadow T3 connection in a month decreases below 500 Kbps. If the primary T3 connection is unavailable (as defined in the SLA set forth at www.uu.net/terms), sustained use of the Shadow T3 connection in excess or 500 Kbps will not be subject to excess usage charges.

(4)   Descriptions of the domain name, mail, news services, and other network applications available in connection with this service, and the pricing and additional terms applicable to these services, are set forth in the Network Applications Fee Schedule available at www.uu.net/terms. WorldCom reserves the right to change the Network Applications Fee Schedule from time to time, effective upon posting of the changes to that URL or other notice to Customer.

(5)   WorldCom is acting only as a reseller with respect to the hardware and software offered under this Agreement (“Equipment”), which was manufactured by a third party (“Manufacturer”). WorldCom will provide first-level support for Equipment, but will not repair or replace Equipment. Customer’s use of the Equipment is subject to the terms and conditions of the Manufacturer’s end user agreement. Should Customer purchase Equipment from WorldCom, WorldCom will ship the current WorldCom-tested version of the Equipment to the Customer.

(6)   Discount applicable only to Monthly Foe. At the conclusion of the Term Commitment, this Agreement shall continue in effect on a month-to-month basis at the same prices in effect during the previous Term. The Term Commitment shall begin as of the date on which a WorldCom hub and a functioning telephone circuit are prepared to route IP packets to Customer’s site (“Service Activation Date”).

1.               Customer acknowledges that this Agreement is between Customer signing this Agreement and MCI WORLDCOM Communications, Inc. (“WorldCom”), on behalf of itself and its affiliates and successors. WorldCom exercises no control over, and accepts no responsibility for, the content of the Information passing through WorldCom’s host computers, network hubs and points of presence (the “WorldCom Network”). EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7 BELOW, WORLDCOM (a) MAKES NO WARRANTIES OF ANY K1ND, WHETHER EXPRESS OR IMPLIED, FOR THE SERVICES AND EQUIPMENT IT IS PROVIDING, AND (b) DISCLAIMS ANY WARRANTY OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. Use of any information obtained via the WorldCom Network is at Customer’s own risk. WorldCom specifically denies any responsibility for the accuracy or quality of information obtained through its services. WorldCom shall not be liable for any delay or failure in performance due to Force Majeure, which shall include without limitation acts of God, earthquake, labor disputes, changes in law, regulation or government policy, riots, war, fire, epidemics, acts or omissions of vendors or suppliers, equipment failures, transportation difficulties, or other occurrences which are beyond WorldCom’s reasonable control.

2.               All use of the WorldCom Network and the service must comply with the then-current version of the WorldCom Acceptable Use Policy (“Policy”) which is made a part of this Agreement and is available at the following URL: www.uu.net/terms. WorldCom reserves the right to amend the Policy from time to time, effective upon posting of the revised Policy at the URL or other notice to Customer. WorldCom reserves the right to suspend the service or terminate this Agreement effective upon notice for a violation of the Policy. Customer agrees to indemnify and hold harmless WorldCom from any losses, damages, costs or expenses resulting from any third party claim or allegation (“Claim”) arising out of or relating to use of the service, including any Claim which, if true, would constitute a violation of the Policy.

3.               NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE SERVICE PROVIDED HEREUNDER, INCLUDING WITHOUT LIMATATION ANY SUCH DAMAGES FOR LOSS OF DATA RESULTING FROM DELAYS, NON-DELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTIONS. Notwithstanding anything to the contrary stated in this Agreement, Customer’s sole remedies for any claims relating to this service or the WorldCom Network are set forth in Section 7 below.

4.               Any Internet Protocol numbers (“IP Numbers”) assigned to Customer by WorldCom in connection with the service shall be used only in connection with the service. In the event Customer discontinues use of a service for any reason, or this Agreement expires or is terminated for any reason, Customer’s right to use the IP Numbers shall terminate,

5.               Payment is due 30 days after date of invoice. Accounts are in default if payment is not received within 30 days after date of invoice. If payment is returned to WorldCom unpaid Customer is immediately in default and subject to a returned check charge of $25 from WorldCom. Accounts unpaid 30 days after date of invoice may have service interrupted or terminated. Such interruption does not relieve Customer of the obligation to pay the Monthly Fee. Only a written request to terminate Customer’s service relieves Customer of the obligation to pay the Monthly Fee. Accounts in default are subject to an interest charge on the outstanding balance of the lesser of 1.5% per month or the maximum rate permitted by law. Customer agrees to pay WorldCom its reasonable expenses, including attorney and collection agency fees, incurred in enforcing its rights under this Agreement. Prices are exclusive of any taxes which may be levied or assessed upon the Equipment or services provided hereunder. Any such taxes shall be paid by Customer. If Customer is exempt from otherwise applicable taxes, Customer must submit its tax identification number and exemption certificate at the same time it submits this Agreement.

6.               Billing for WorldCom service will commence as of the Service Activation Date. The Start-up Charge is invoiced upon acceptance of this Agreement by WorldCom. Charges for Equipment shall be invoiced upon shipment. Service is invoiced monthly in advance, and may be canceled only by 60 days’ advance written notice. In the event of early cancellation of a Term Commitment, Customer will be required to pay 75% of WorldCom’s standard Monthly Fee for each month remaining in the Term Commitment. WorldCom reserves the right to change the rates by notifying Customer 60 days in advance of the effective date of the change.

7.               The Service Level Agreement (“SLA”) for this service, which is made a part of this Agreement, is set forth at www.uu.net/terms and applies only to customers agreeing to a Term Commitment of at least one year. WorldCom reserves the right to amend the SLA from time to time effective upon posting of the revised SLA to the URL or other notice to Customer; provided, that in the event of any amendment resulting in a material reduction of the SLA’s service levels or credits, Customer may terminate this Agreement without penalty by providing WorldCom written notice of termination during the 30 days following notice of such amendment. The SLA sets forth Customer’s sole remedies for any claim relating to this service or the WorldCom Network, including any failure to meet any guarantee set forth in the SLA. WorldCom’s records and data shall be the basis for all SLA calculations and determinations. Notwithstanding anything to the contrary, the maximum amount of credit in any calendar month under the SLA shall not exceed the Monthly Fee and/or Start-up Charge which, absent the credit, would have been charged for WorldCom service that month (collectively the “WorldCom Fees”); provided, that the maximum amount of credit for failure to meet the Availability Guarantee shall not exceed the sum of (a) the WorldCom Fees, plus (b) the telephone company line charge which, absent the credit, would have been charged for such month.

8.               Neither party may use the other party’s name, trademarks, tradenames or other proprietary identifying symbols without the prior written approval of the other party. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld: provided that WorldCom may assign this Agreement or any of its rights hereunder to an affiliate or successor without Customer’s written consent. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

9.               WorldCom’s affiliates or subcontractors may perform some or all of WorldCom’s duties and/or obligations hereunder.

10.         This Agreement supersedes all previous and contemporaneous written and oral representations, understandings or agreements related to the subject matter herein and shall prevail notwithstanding any variance with terms and conditions of any order submitted. Acceptance of this Agreement by WorldCom may be subject, in WorldCom’s absolute discretion, to satisfactory completion of a credit check. Activation of service shall indicate WorldCom’s acceptance of this Agreement.

AGREED AND ACCEPTED BY CUSTOMER:

Signature:	/s/Steven Solbreck	Company Name:

Printed Name:	Steven S. Solbreck	Address:

Title:	V.P. IP Services

Date:	7/26/01	Telephone:	Fax: